EXECUTION COPY

EXCHANGEABLE SENIOR UNSECURED
CREDIT AND GUARANTY AGREEMENT

dated as of August 15, 2007

among

AX ACQUISITION CORP.,
as Borrower,

AX HOLDING CORP.,
as a Guarantor

CERTAIN SUBSIDIARIES OF AEROFLEX INCORPORATED,
collectively, as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent

$225,000,000 Exchangeable Senior Unsecured Credit Facility

i

4.8. Projections	56
4.9. No Material Adverse Change	56
4.10. [Intentionally Omitted.]	56
4.11. Adverse Proceedings, etc.	56
4.12. Payment of Taxes.	57
4.13. Properties	57
4.14. Environmental Matters	57
4.15. No Defaults	57
4.16. [Intentionally Omitted]	58
4.17. Governmental Regulation	58
4.18. Margin Stock	58
4.19. Employee Matters	58
4.20. Employee Benefit Plans	58
4.21. Certain Fees	59
4.22. Solvency	59
4.23. Acquisition Agreement	59
4.24. Compliance with Statutes, etc.	59
4.25. Disclosure	60
4.26. Patriot Act	60
4.27. Private Offering; Rule 144A Matters.	60
4.28. Senior Debt and Designated Senior Debt	61

SECTION 5. AFFIRMATIVE COVENANTS	61
5.1. Financial Statements and Other Reports	61
5.2. Existence	65
5.3. Payment of Taxes and Claims	65
5.4. Maintenance of Properties	65
5.5. Insurance	65
5.6. Books and Records; Inspections	66
5.7. Lenders Meetings	66
5.8. Compliance with Laws	66
5.9. Environmental	66
5.10. Subsidiaries	67
5.11. Other Agreements	68
5.12. Interest Rate Protection	68
5.13. Further Assurances	68
5.14. Miscellaneous Covenants	68
5.15. Merger	68
5.16. Exchange Note Indenture	68

SECTION 6. NEGATIVE COVENANTS	69
6.1. Indebtedness	69
6.2. Liens	73
6.3. [RESERVED]	76
6.4. Restricted Junior Payments	76
6.5. Restrictions on Subsidiary Distributions	78
6.6. Investments	78

6.7. [Reserved].	80
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	80
6.9. Disposal of Subsidiary Interests	82
6.10. Sales and Lease-Backs	82
6.11. Transactions with Shareholders and Affiliates.	82
6.12. Conduct of Business	83
6.13. Permitted Activities of Holdings	83
6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements	83
6.15. Amendments with Respect to the Advisory Agreement	83
6.16. Fiscal Year	84

SECTION 7. GUARANTY	84
7.1. Guaranty of the Obligations	84
7.2. Contribution by Guarantors	84
7.3. Payment by Guarantors	85
7.4. Liability of Guarantors Absolute	85
7.5. Waivers by Guarantors	87
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	88
7.7. Subordination of Other Obligations	88
7.8. Continuing Guaranty	88
7.9. Authority of Guarantors or Borrower	88
7.10. Financial Condition of Borrower	89
7.11. Bankruptcy, etc.	89
7.12. Discharge of Guaranty Upon Sale of Guarantors	89

SECTION 8. EVENTS OF DEFAULT	90
8.1. Events of Default	90
8.2. [Reserved].	92

SECTION 9. AGENTS	92
9.1. Appointment of Agents.	92
9.2. Powers and Duties	93
9.3. General Immunity	93
9.4. Agents Entitled to Act as Lender	94
9.5. Lenders’ Representations, Warranties and Acknowledgment	95
9.6. Right to Indemnity	95
9.7. Successor Administrative Agent	96
9.8. Guaranty	96

SECTION 10. MISCELLANEOUS	96
10.1. Notices	96
10.2. Expenses	98
10.3. Indemnity	98
10.4. Set-Off	99
10.5. Amendments and Waivers	99

10.6. Successors and Assigns; Participations	101
10.7. Independence of Covenants	104
10.8. Survival of Representations, Warranties and Agreements	104
10.9. No Waiver; Remedies Cumulative	104
10.10. Marshalling; Payments Set Aside	105
10.11. Severability	105
10.12. Obligations Several; Independent Nature of Lenders’ Rights	105
10.13. Headings	105
10.14. APPLICABLE LAW	105
10.15. CONSENT TO JURISDICTION	105
10.16. WAIVER OF JURY TRIAL	106
10.17. Confidentiality	107
10.18. Usury Savings Clause	107
10.19. Counterparts	108
10.20. Effectiveness	108
10.21. Patriot Act	108
10.22. Electronic Execution of Assignments	108
10.23. No Fiduciary Duty	109

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Inactive Subsidiaries
	1.1(b)	Existing Letters of Credit
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Properties
	4.21	Certain Fees
	6.1(a)	Certain Indebtedness
	6.1(b)	Certain Intercompany Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Exchange Notice
	B-1	Interim Loan Note
	B-2	Term Loan Note
	C	[Reserved]
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	[Reserved]
	J	Summary of Terms of Exchange Notes, Exchange Note Indenture and Registration Rights Agreement
	K	[Reserved]
	L	Intercompany Note

v

EXCHANGEABLE SENIOR UNSECURED CREDIT AND GUARANTY AGREEMENT

This EXCHANGEABLE SENIOR UNSECURED CREDIT AND GUARANTY AGREEMENT, dated as of August 15, 2007, is entered into by and among AX ACQUISITION CORP., a Delaware corporation (“AX Acquisition”), AX HOLDING CORP., a Delaware corporation (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Sole Lead Arranger, Sole Bookrunner and Syndication Agent (in such capacity, “Syndication Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $225,000,000, consisting of $225,000,000 aggregate principal amount of Interim Loans, the proceeds of which will be used on the Closing Date (i) to fund the acquisition (the “Acquisition”) of all of the issued and outstanding stock of Aeroflex Incorporated (“Aeroflex”) pursuant to the Merger, (ii) to repay in full certain Existing Indebtedness of Aeroflex and (iii) to pay related transaction costs, fees, commissions and expenses in connection therewith;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder;

WHEREAS, on the Closing Date the Borrower will enter into (a) the Senior Secured Credit Facility (as defined below) providing for (i) term loans in an aggregate principal amount of $525.0 million and (ii) a revolving credit facility in the amount of $50.0 million, and (b) the Subordinated Unsecured Credit Facility (as defined below) providing for loans in an aggregate principal amount of $120.0 million.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounting Change” means, with respect to any Person, any change in accounting principles applicable to such Person and required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or, if applicable, the Securities and Exchange Commission (or its successor agency).

“Acquisition” as defined in the Recitals hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by other first class banks for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of a Senior Officer of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Advisory Agreement” means the Advisory Agreement dated as of August 15, 2007, by and among VGG Holding LLC, AX Holding Corp., Aeroflex Incorporated, Veritas Capital Fund Management, L.L.C., GGC Administration, LLC, and Goldman, Sachs & Co, as amended.

“Aeroflex” as defined in the Recitals hereto.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Syndication Agent and, solely for the purposes of Sections 9.3, 9.5, 9.6, 10.3 and 10.23 hereof, Goldman Sachs.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Exchangeable Senior Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007, as it may be amended, supplemented or otherwise modified from time to time.

"Applicable Calculations" has the meaning ascribed to such term in Section 1.4(a).

“Applicable Margin” means for any day, a rate per annum equal to that set forth in the following table for the period, if such day falls within such period, commencing on the date specified below to but not including the immediately subsequent date specified below:

	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
Interim Loans:
August 15, 2007	3.375%	4.375%
February 15, 2008	3.875%	4.875%
May 15, 2008	4.375%	5.375%

Term Loans:
August 15, 2008	4.875%	5.875%
November 15, 2008	5.375%	6.375%
February 15, 2009	5.875%	6.875%
May 15, 2009	6.375%	7.375%
August 15, 2009	6.875%	7.875%
November 15, 2009	7.375%	8.375%
February 15, 2010	7.875%	8.875%
May 15, 2010	8.375%	9.375%
August 15, 2010	8.875%	9.875%
November 15, 2010	9.375%	10.375%
February 15, 2011	9.875%	10.875%
May 15, 2011	10.375%	11.375%
August 15, 2011	10.875%	11.750%
November 15, 2011	11.375%	11.750%
February 15, 2012	11.750%	11.750%

provided that, for absence of doubt and as set forth in Section 2.8(a), each Loan shall not bear interest for any day at a rate (excluding the effect of any increase in interest rate pursuant to Section 2.10) (i) less than 9.5% per annum or (ii) greater than 11.75% per annum. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.10 or Section 8.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Acquisition Agreement” means that certain Agreement and Plan of Merger by and among Holdings, AX Acquisition, and Aeroflex Incorporated, dated as of May 25, 2007.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) equipment or other assets (including leases or subleases of real property) sold, replaced, abandoned, leased or otherwise disposed of that are obsolete, worn-out, condemned or are no longer used or useful in the business of Borrower or any of its Subsidiaries, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, (iv) the use or transfer of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any other Credit Document, (v) licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (vi) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property for use in a business of Borrower and its Subsidiaries permitted by Section 6.12, (vii) any issuance of equity or other beneficial ownership interests by a Subsidiary of Holdings to Holdings or a Subsidiary of Holdings, (viii) the creation of a Permitted Lien under Section 6.2 and (ix) sales, leases or licenses out of other assets for aggregate consideration of less than $750,000 with respect to any transaction or series of related transactions and less than $3,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer, secretary, or other person expressly authorized by resolution or written consent to represent such entity in such capacity.

“AX Acquisition” as defined in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means, prior to the consummation of the Merger, AX Acquisition and after the consummation of the Merger, Aeroflex.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Calculation Date" has the meaning ascribed to such term in Section 1.4(b).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s (for the purposes of this clause (ii), variable bonds tied to short-term interest rates that are reset through an auction process that occurs no less frequently than once every 45 days shall be deemed to satisfy the foregoing maturity deadline, notwithstanding such bonds having a longer nominal maturity); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) having one of the two highest ratings obtainable from either S&P or Moody’s when acquired; and (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) Sponsors in the aggregate shall cease to beneficially own and control, directly or indirectly, at least 51% (or after an IPO, 35%) on a fully diluted basis of the voting interests in the Equity Interests of Holdings; (ii) after an IPO, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsors shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Equity Interests of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the voting interest in the Equity Interests of the Borrower; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any “change of control” or similar event under the Senior Secured Credit Documents or the Subordinated Unsecured Credit Documents shall occur.

“Closing Date” means the date on which Interim Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Commitment” means the Interim Loan commitment of a Lender, and “Commitments” means such commitments of all Lenders. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $225,000,000.

“Commitment Letter” means that certain Commitment Letter dated May 18, 2007 among AX Acquisition, Goldman Sachs and GSCP.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing (and not added back to) Consolidated Net Income (other than in the case of clause (f) hereof), the sum, without duplication, of amounts for (a) provision for taxes based on income or profit or capital, including, without limitation, state, local and franchise taxes (such as the Pennsylvania capital tax and the Texas margin tax) (or the non-U.S. equivalent thereof) for such period (including, without limitation, tax expenses of Foreign Subsidiaries and foreign withholding taxes paid or accrued for such period), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, (b) Consolidated Interest Expense for such period, (c) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period and added back) for such period to the extent that such depreciation and amortization costs were deducted in computing such Consolidated Net Income, (d) to the extent permitted to be made under this Agreement, any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by the Borrower in such period pursuant to the terms of the Advisory Agreement to the extent deducted in computing such Consolidated Net Income, (e) any other non-cash charges reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (f) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (ii) below for any previous period, (g) the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, (h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period; (i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the transactions contemplated by the Credit Documents and Related Agreements); (j) any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations; (k) non-cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Subsidiaries), Borrower or any of its Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of Borrower (in their capacity as such) or employees of Borrower and its Subsidiaries), Borrower or any of its Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period); (l) effects of adjustments (including the effects of such adjustments) pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition or any Permitted Acquisition, net of taxes; (m) any tax losses attributable to the extinguishment of any (1) Indebtedness or (2) other derivative instruments of Borrower or any of its Subsidiaries, (n) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of net income of Borrower and its Subsidiaries accrued at any time following the Closing Date; (o) any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs and reserves)) or any amortization thereof, related to any Subject Transaction (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the transactions contemplated or permitted by the Credit Documents and Related Agreements and (2) any amendment or other modification hereof; (p) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Acquisition or the other transactions contemplated by the Credit Documents and the Related Agreements in accordance with GAAP; and (q) any extraordinary, non-recurring or unusual losses, expenses or charges; minus (ii) (a) non-cash gains increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period, (3) the amortization of income that was paid in a prior period and (4) the accrual of revenue or income consistent with past practice, (b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income and (c) any extraordinary, non-recurring or unusual gain to the extent increasing Consolidated Net Income. In addition, to the extent not already included in the Consolidated Net Income of Borrower and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Adjusted EBITDA shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment under Section 6.6, any Permitted Acquisition or any Asset Sale (or other disposition) permitted hereunder.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that “Consolidated Capital Expenditures” shall not include any expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance, indemnity payments, condemnation awards, or damage recovery proceeds or other settlements, (ii) made as part of a Permitted Acquisition, or (iii) for replacements and substitutions for capital assets, to the extent made with the proceeds of assets sold, exchanged or otherwise disposed of in accordance with, and permitted by, Section 6.8(b) and (c).

“Consolidated Interest Expense” means, for any period, total interest expense, whether paid or accrued (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, imputed interest with respect to commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the aggregate net income of Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the income of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period shall be excluded; (b) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with any Asset Sale or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto shall be excluded; (c) any net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133, in each case, shall be excluded; (d) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness shall be excluded; (e) any gains (losses) resulting from returned surplus assets of any Pension Plan shall be excluded, (f) the effect of any gain (loss) in respect of post-retirement benefits as a result of the application of FASB 106 shall be excluded; and (g) any non-recurring tax benefits resulting from the transactions contemplated by the Credit Documents and the Related Agreements shall be excluded.

“Consolidated Senior Secured Debt” means, as of any date of determination, secured Consolidated Total Debt less secured Indebtedness of Borrower and its Subsidiaries subordinated to the Obligations on terms reasonably satisfactory to, and which Indebtedness contains other terms, tenor and covenants reasonably satisfactory to, the Administrative Agent, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Conversion Date” means the one-year anniversary of the Closing Date.

“Conversion Default” means (i) any default under the Senior Secured Credit Facility by reason of the failure of Borrower to pay when due any payment required by the Senior Secured Credit Facility or (ii) any Event of Default described in Sections 8.1(a), 8.1(f) or 8.1(g).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Loan Notes, if any, the Engagement Letter, the Fee Letter, the Commitment Letter and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith (but excluding the Exchange Note Indenture, the Exchange Notes and the Registration Rights Agreement).

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person which is Holdings or one of its direct or indirect Subsidiaries from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of Holdings or Sponsor shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” means that certain Engagement Letter dated May 18, 2007 between AX Acquisition and Goldman Sachs.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other written order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health and safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Note Indenture” means an indenture, to be dated on or prior to August 15, 2008, relating to the Exchange Notes, among Borrower, as issuer, the Subsidiary Guarantors, as guarantors and the Exchange Note Trustee.

“Exchange Note Trustee” means the trustee under the Exchange Note Indenture, and each of its successors in such capacity.

“Exchange Notes” means the senior unsecured exchange notes of Borrower, guaranteed by the Subsidiary Guarantors, to be issued from time to time by the Borrower under the Exchange Note Indenture and authenticated by the Exchange Note Trustee and delivered in exchange for Term Loans in an equal principal amount (including any capitalized interest) from time to time pursuant to Section 2.3.

“Exchange Notice” has the meaning specified in Section 2.3(a).

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain (a) Five-Year Senior Revolving Credit Agreement, dated March 21, 2006, among Aeroflex and Aeroflex Test Solutions Limited, as borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders from time to time parties thereto, as amended prior to the Closing Date and (b) Fifth Amended and Restated Loan and Security Agreement, dated February 14, 2003, among Aeroflex and certain of its subsidiaries party thereto, as borrowers, JPMorgan Chase Bank ("JPMorgan"), Bank of America, N.A. (f//k/a Fleet National Bank)("BofA"), BofA, as Administrative Agent and JPMorgan as Syndication Agent, as amended prior to the Closing Date.

“Existing Letters of Credit” means the existing letters of credit set forth on Schedule 1.1(b).

“Facilities” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated May 18, 2007 among AX Acquisition, Goldman Sachs and GSCP.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, with respect to internally prepared financial statements, the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on June 30 of each calendar year.

“Foreign Cash Equivalents” means the foreign equivalent of Cash and Cash Equivalents described in clauses (i), (ii) and (iv) of the definition of Cash Equivalents in respect of each country that is a member of the Organization for Cooperation and Economic Development.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” means Goldman, Sachs & Co.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“GSCP Affiliate” means any other Person directly or indirectly controlling, controlled by, or under common control with GSCP. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to GSCP, means the possession, directly or indirectly, of the power (i) to vote 50% or more of the Securities having ordinary voting power for the election of directors of GSCP or (ii) to direct or cause the direction of the management and policies of GSCP, whether through the ownership of voting securities or by contract or otherwise.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrower).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Aeroflex and its Subsidiaries, for the Fiscal Year ending June 30, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Aeroflex and its Subsidiaries for any interim period ended at least 45 days prior to the Closing Date, beginning with the Fiscal Quarter ending March 31, 2007, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii) to the extent any such financial statements are not required to be filed by Aeroflex or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Aeroflex and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, with respect to internally prepared financial statements, the absence of footnotes.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lender” as defined in Section 2.23.

“Incremental Amount” means an amount of Indebtedness under the Senior Secured Credit Facility (or replacements, extensions or refinancings thereof) equal to the lesser of (i) $75,000,000 and (ii) such lesser amount if, as of the last day of the most recently ended Fiscal Quarter, the Senior Secured Leverage Ratio shall exceed 3.75:1.00 after giving effect to the incurrence of such Indebtedness; provided that, both before and after giving effect to such Indebtedness, no Default or Event of Default shall exist on the date on which such Indebtedness is incurred.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding accounts payable in the ordinary course of business consistent with past practices which are classified as current liabilities in accordance with GAAP); (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations once earned (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person but limited to the fair market value of such property; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness under (i)-(vii) above of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness under (i)-(vii) above of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an Indebtedness under (i)-(vii) above of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; to the extent required to be reflected on a balance sheet of such Person. Notwithstanding the foregoing, (i) Indebtedness shall not include any amounts relating to accrued expenses, preferred Equity Interests, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation (including amounts payable pursuant to the Advisory Agreement which are deferred or accrued) and (ii) in connection with the Existing Letters of Credit or any Permitted Acquisition or other acquisition otherwise permitted hereunder or consented to by the Lenders or consummated prior to the Closing Date, Indebtedness shall not include reimbursement obligations in respect of such Existing Letters of Credit or any letter of credit assumed in such Permitted Acquisition or other acquisition, the payment of which is either fully (x) backed by a letter of credit under the Senior Secured Credit Facility or (y) cash collateralized.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one counsel, one special counsel, local counsel in each applicable jurisdiction and one additional counsel for each affected Person in the case of an actual or potential conflict of interest for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee or engagement letter) delivered by any Agent or any Lender to Borrower or Sponsor with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Insolvency or Liquidation Proceeding” shall mean (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party; (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets; (iii) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intercompany Note” means a promissory note substantially in the form of Exhibit L evidencing Indebtedness owed among the Credit Parties and their Subsidiaries.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two- or three-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date, Conversion Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Loan shall extend beyond such Loan’s maturity date (including, in the case of the Interim Loans, the Interim Loan Maturity Date).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Loan” means a term loan made by a Lender to a Borrower pursuant to Section 2.1(a).

“Interim Loan Maturity Date” means the earlier of (i) the one-year anniversary of the Closing Date, and (ii) the date that all Interim Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Interim Loan Note” means a promissory note evidencing an Interim Loan, substantially in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount received, if any, upon the sale, liquidation, repayment or return of such Investment.

“IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings (or the direct or indirect parent of Holdings) pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind for security (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means an Interim Loan and a Term Loan.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of an Interim Loan, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan Note” means any Interim Loan Note or Term Loan Note, as may be issued from time to time.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender under any Credit Document.

“Material Contract” means any contract or other written agreement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Merger” means the merger of AX Acquisition with and into Aeroflex, with Aeroflex as the surviving corporation.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided that such narrative report may be in the form of a management’s discussion and analysis of financial condition and results of operations customarily included in filings made with the Securities and Exchange Commission.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale (net of purchase price adjustments reasonably expected to be payable in connection therewith; provided that to the extent such purchase price adjustment is determined to be not payable or is otherwise not paid within 180 days of such Asset Sale (other than as a result of a dispute with respect to such purchase price adjustment which is subject to a resolution procedure set forth in the applicable transaction documents), such proceeds shall constitute Net Asset Sale Proceeds), minus (ii) any bona fide costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any transfer, documentary or other taxes payable by seller in connection therewith, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale, and (d) brokerage fees, accountants’ fees, investment banking fees, legal fees, costs and expenses, survey costs, title insurance premiums and other customary fees actually incurred in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such casualty, event, taking or sale and (c) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” as defined in Section 2.23.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(c).

“Notice” means a Funding Notice or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other Person, comparable instruments and documents, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any of its wholly-owned Subsidiaries (except for qualifying shares), whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or any Guarantor Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10;

(iv) [Reserved];

(v) Borrower shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition, all relevant financial information (to the extent received by Borrower) with respect to such acquired assets, including the aggregate consideration for such acquisition and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements (to the extent received by Borrower) of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vi) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Potential ATS Sale” means the sale or other disposition of Subsidiaries involved in and assets used in the design, development, manufacture, marketing and sales of, and related services for, next generation, specialty test and measurement systems, including hardware and software, for the wireless, military, aerospace, defense, broadband communication and avionics markets, consistent with Borrower's financial segment reporting as in effect on the Closing Date.

“Potential Radar Sale” means the sale, discontinuation or other disposition, in whole or in part, of the business of developing and manufacturing leading radar cross section and radar tracking systems for military applications.

“Potential Wireless Sale” means the sale or other disposition of Racal Instruments Wireless Solutions Limited, Aeroflex Cambridge Ltd. and their respective Subsidiaries and assets used in the design, development, manufacture, production, integration, marketing and sales of, and services for, specialty test and measurement systems, including hardware, software and digital wireless testing and measurement solutions, for the wireless markets, including manufacturers within the wireless cellular industry and wireless service providers.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

"Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments (i) that were directly attributable to a Subject Transaction that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable Calculation Date and calculated on a basis that is (a) consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date or (b) otherwise reasonably satisfactory to the Administrative Agent, (ii) that were actually implemented in connection with such Subject Transaction, and prior to the applicable Calculation Date that are supportable and quantifiable by the underlying accounting records, or (iii) that relate to such Subject Transaction and that Borrower reasonably determines are probable (and reasonably satisfactory to the Administrative Agent) based upon specifically identifiable actions to be taken within 18 months of the date of the Subject Transaction; provided that the aggregate amount of cost savings added pursuant to this definition shall not exceed (x) for the one year period following the Closing Date with respect to the Acquisition, an aggregate amount equal to $24,500,000, which amount shall be reduced each Fiscal Quarter following the first Fiscal Quarter ending after the Closing Date by twenty-five percent (25%) of such initial aggregate amount, and (y) with respect to Subject Transactions (other than the Acquisition), an aggregate amount equal to $20,000,000 during each twelve month period following the Closing Date (provided no amounts shall be carried forward to any succeeding twelve month period), which allocated amount shall be reduced each Fiscal Quarter following the date of such Subject Transaction by twenty-five percent (25%) of such initial allocated amount, in each case with respect to clauses (x) and (y) with any increase in such amounts subject to the Administrative Agent’s sole discretion and with calculations certified by the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Refinancing Date” means the first date on which Exchange Notes are issued pursuant to Section 2.3 hereof.

“Register” as defined in Section 2.7(b).

“Registration Rights Agreement” means the registration rights agreement, to be dated on or prior to August 15, 2008, among Borrower, the Subsidiary Guarantors and the Administrative Agent, on behalf of the Lenders and holders of Exchange Notes, pursuant to which the Borrower will agree to file a shelf registration statement with respect to the Exchange Notes under which the Exchange Notes will be registered for public sale.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Agreements” means, collectively, the Senior Secured Credit Documents, the Subordinated Unsecured Credit Documents, the Acquisition Agreement, the Exchange Note Indenture, the Exchange Notes and the Registration Rights Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Borrower now or hereafter outstanding; (iv) management or similar fees payable to Sponsors or any of their Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to subordinated Indebtedness permitted hereunder.

“Revolving Commitments” means the commitments of lenders under the Senior Secured Credit Facility to make or otherwise fund a revolving loan and to acquire participations in letters of credit and swing line loans under the Senior Secured Credit Facility.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Officer” means, with respect to any Person other than a natural person, the President, Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of such Person.

“Senior Secured Credit Documents” means the Senior Secured Credit Facility, the notes issued thereunder, if any, the Collateral Documents (as defined therein), any documents or certificates executed by Borrower in favor of an issuing bank relating to Letters of Credit (as defined therein) and each other document executed in connection with the foregoing.

“Senior Secured Credit Facility” means the Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among AX Acquisition, Holdings, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, and GSCP, as Administrative Agent, Collateral Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, as amended, extended, refinanced and replaced from time to time in accordance with the terms of this Agreement.

“Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Senior Secured Term Loans” means the term loans made to Borrower pursuant to the Senior Secured Credit Facility.

"Significant Subsidiary" means any Subsidiary of Holdings that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided, however, at all times Borrower shall be deemed to be a “Significant Subsidiary”.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets on a going concern basis; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means The Veritas Capital Fund III, L.P., AX Holding LLC, Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Annex Fund II, L.P., Golden Gate Capital Investment Fund II (AI), L.P., Golden Gate Capital Investment Annex Fund II (AI), L.P., Golden Gate Capital Investment Associates II-QP, LLC, Golden Gate Capital Associates II-AI, LLC, CCG AV, LLC-series A, CCG AV, LLC-series C, CCG AV, LLC-series I, and GS Direct, L.L.C., together with their respective Affiliates.

"Subject Transaction" means any of the transactions contemplated by the Credit Documents or any Related Agreement, any future acquisition, investment, disposition, issuance, incurrence or repayment of Indebtedness, offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation, multi-year strategic initiative or any other specified action made by Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by Borrower or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries (including any transaction giving rise to the need to make such calculation).

“Subordinated Exchange Note Indenture” means an indenture relating to the Subordinated Exchange Notes, among Borrower, as issuer, the Subsidiary Guarantors, as guarantors and the Subordinated Exchange Note Trustee.

“Subordinated Exchange Note Trustee” means the trustee under the Subordinated Exchange Note Indenture, and each of its successors in such capacity.

“Subordinated Exchange Notes” means the senior subordinated unsecured exchange notes of Borrower, guaranteed by the Subsidiary Guarantors, to be issued from time to time by the Borrower under the Subordinated Exchange Note Indenture and authenticated by the Subordinated Exchange Note Trustee and delivered in exchange for Subordinated Unsecured Term Loans in an equal principal amount (including any capitalized interest) from time to time pursuant to Section 2.3 of the Subordinated Unsecured Credit Facility.

“Subordinated Registration Rights Agreement” means the registration rights agreement among Borrower, the Subsidiary Guarantors and the Administrative Agent, on behalf of the Lenders and holders of Subordinated Exchange Notes, pursuant to which the Borrower will agree to file a shelf registration statement with respect to the Subordinated Exchange Notes under which the Subordinated Exchange Notes will be registered for public sale.

“Subordinated Unsecured Credit Documents” means, collectively, the Subordinated Unsecured Credit Facility and each other document executed in connection with the Subordinated Unsecured Credit Facility (other than the Subordinated Exchange Note Indenture, the Subordinated Exchange Notes and the Subordinated Registration Rights Agreement).

“Subordinated Unsecured Credit Facility” means the Exchangeable Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among AX Acquisition, Holdings, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, GSCP, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, as amended, extended, refinanced and replaced from time to time in accordance with the terms of this Agreement.

“Subordinated Unsecured Indebtedness” means the obligations of Borrower and certain Credit Parties pursuant to the Subordinated Unsecured Credit Documents and any other unsecured subordinated Indebtedness issued in exchange for, or the proceeds of which are applied to repay, such obligations.

“Subordinated Unsecured Interim Loans” means the term loans made on August 15, 2007 to the Borrower pursuant to Section 2.1(a) of the Subordinated Unsecured Credit Facility and additional term loans issued as payment of interest thereon in the form of additional Indebtedness with the same terms.

“Subordinated Unsecured Term Loans” means the term loans made to the Borrower pursuant to Section 2.2 of the Subordinated Unsecured Credit Facility and additional term loans issued as payment of interest thereon in the form of additional Indebtedness with the same terms.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. For purposes of this Agreement, the term “Subsidiary” shall not include the Persons listed on Schedule 1.1(a) hereto (each an “Inactive Subsidiary”); provided that to the extent any Inactive Subsidiary listed on Schedule 1.1(a) shall cease to be inactive as determined by its respective Secretary of State office, it shall no longer be deemed an Inactive Subsidiary and shall be deemed a Subsidiary hereunder and shall become a party to this Agreement and any other Credit Document and execute and deliver guarantees supporting the Obligations of any of the Credit Parties as reasonably determined by the Administrative Agent.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a term loan made by a Lender to a Borrower pursuant to Section 2.2.

“Term Loan Maturity Date” means the earlier of (i) February 15, 2015, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note evidencing a Term Loan, substantially in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day, less the aggregate amount of unrestricted Cash of Borrower and its Subsidiaries in an amount not greater than $15,000,000 on such day, to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.20(c).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial measurements (including the definitions of “Total Leverage Ratio” and “Senior Secured Leverage Ratio”), standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in good faith to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holding’s and its Subsidiaries’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the appropriate Credit Parties and the Requisite Lenders, all financial measurements (including the definitions of “Total Leverage Ratio” and “Senior Secured Leverage Ratio”), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

1.4. Certain Calculations.

(a) For purposes of determining (i) Consolidated Adjusted EBITDA, (ii) the calculation of the Total Leverage Ratio and (iii) the calculation of the Senior Secured Leverage Ratio (collectively, the “Applicable Calculations”), if any Subject Transaction has occurred during the four-quarter reference period or subsequent to such reference period and on or prior to the applicable Calculation Date (as hereinafter defined), the Applicable Calculations shall be calculated with respect to such period giving pro forma effect, including Pro Forma Cost Savings (and the change in any associated Consolidated Interest Expense, Indebtedness and change in Consolidated Adjusted EBITDA resulting therefrom), whether or not such Pro Forma Cost Savings (other than with respect to clause (i) of the definition of Pro Forma Cost Savings) complies with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Subsidiary of Borrower or was merged with or into Borrower or any Subsidiary of Borrower since the beginning of such period) shall have made any Subject Transaction that would have required adjustment pursuant to this provision, then the Applicable Calculations shall be calculated giving pro forma effect thereto for such period as if such Subject Transaction had occurred at the beginning of the applicable four-quarter period.

(b) In the event that Borrower or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than working capital borrowings, unless such Indebtedness has been permanently repaid) or issues, repurchases, or redeems preferred stock or Disqualified Equity Interests subsequent to the commencement of the period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated (the "Calculation Date"), then the Applicable Calculations will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

(c) If since the beginning of such period any Person (that subsequently became a Subsidiary of Borrower or was merged with or into Borrower or any Subsidiary of Borrower since the beginning of such period) shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.4, then the Applicable Calculations shall be calculated giving pro forma effect thereto for such period as if such Subject Transaction had occurred at the beginning of the applicable four-quarter period;

(d) In calculating the Applicable Calculations, the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the applicable Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

(e) In calculating the Applicable Calculations, the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the applicable Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of Borrower or any of its Subsidiaries following the applicable Calculation Date;

(f) In calculating the Applicable Calculations, any Person that is a Subsidiary on the applicable Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period;

(g) In calculating the Applicable Calculations, any Person that is not a Subsidiary on the applicable Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period;

(h) In calculating the Applicable Calculations, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable Calculation Date had been the applicable rate for the entire period after giving effect to the operation of any Hedge Agreement applicable to such Indebtedness; and

(i) In calculating the Applicable Calculations, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period.

SECTION 2. LOANS

2.1. Interim Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Interim Loan to Borrower in an amount equal to such Lender’s Commitments. Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.2, 2.13(a) and 2.14, all amounts owed hereunder with respect to the Interim Loans shall be paid in full no later than the Interim Loan Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b) Borrowing Mechanics for Interim Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one (1) Business Day prior to the Closing Date for Interim Loans that are Base Rate Loans and no later than three (3) Business Days prior to the Closing Date for Interim Loans that are Eurodollar Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Interim Loan available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the applicable conditions precedent specified herein, Administrative Agent shall make the proceeds of the Interim Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Conversion of Interim Loans to Term Loans. If on August 15, 2008 (i) the Interim Loans have not been paid in full, (ii) no Conversion Default exists, (iii) no order, decree, injunction or judgment enjoining the conversion of Interim Loans to Term Loans is in effect, and (iv) the Administrative Agent receives an officers’ certificate from Borrower certifying to the foregoing, then, on the Conversion Date, all outstanding Interim Loans shall be converted to Term Loans maturing on the Term Loan Maturity Date. Subject to Sections 2.3, 2.13(a) and 2.14, all outstanding Term Loans shall be paid in full no later than the Term Loan Maturity Date.

2.3. Option to Exchange Term Loans for Exchange Notes.

(a) On any Business Day on or after the Conversion Date (if any), any Lender may elect to exchange all or any portion of its Term Loan for one or more Exchange Notes by giving not less than five Business Days’ prior irrevocable written notice of such election, in the form of Exhibit A-3 hereto, to Borrower, the Administrative Agent and the Exchange Note Trustee specifying the principal amount of its Term Loan to be exchanged (which shall be at least $1,000,000 and integral multiples of $1,000 in excess thereof) and subject to the terms of the Exchange Note Indenture, the name of the proposed registered holder and the amount of each Exchange Note requested (each such notice, an “Exchange Notice”); provided that in no event shall the aggregate principal amount of the Term Loans initially exchanged pursuant to this Section 2.3(a) be less than $50,000,000. Any such exchanging Lender shall deliver its Loan Notes, if any, to the Administrative Agent within five Business Days following delivery of an Exchange Notice. Term Loans exchanged for Exchange Notes pursuant to this Section 2.3(a) shall be deemed repaid and canceled and the Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Exchange Note Indenture.

(b) Not later than the fifth Business Day after delivery of an Exchange Notice:

(i) the Administrative Agent shall deliver to Borrower the original Loan Notes, if any, delivered to it by the exchanging Lender pursuant to Section 2.3(a);

(ii) Borrower shall cancel each Loan Note so delivered to it and, if applicable, Borrower shall issue a replacement Loan Note to such Lender in an amount equal to the principal amount of such Lender’s Term Loan that is not being exchanged, or Borrower shall make a notation on the surrendered Loan Note to the effect that a portion of the Term Loan represented thereby has been repaid;

(iii) Borrower shall authorize, execute and deliver, and shall use all commercially reasonable efforts (including providing the Exchange Note Trustee with such corporate records, certificates, legal opinions and other customary documents reasonably requested by the Exchange Note Trustee) to cause the Exchange Note Trustee to authenticate and deliver to the Administrative Agent, for delivery to such Lender or its designee, Exchange Notes, in accordance with the terms of this Agreement and the Exchange Note Indenture; and

(iv) Borrower shall deliver or cause to be delivered any legal opinions, officers’ certificates, resolutions or other documents reasonably requested by Administrative Agent in connection with the issuance of the Exchange Notes.

(c) Each Exchange Note issued to a Lender pursuant to this Section 2.3 shall bear interest at a fixed rate equal to the rate per annum borne by the applicable Term Loans on the date that such Exchange Notes are issued in exchange for such Term Loans, shall mature on February 15, 2015, and shall have the other terms (including covenants and redemption provisions) contained in the Exchange Note Indenture.

(d) The Exchange Notes to be issued to any Lender shall be issued in an aggregate principal amount equal to the principal amount (including capitalized interest) specified by such Lender in the Exchange Notice, payable to such Lender or its nominee in such amounts as may be specified therein. On the day such Exchange Notes are issued, Borrower shall pay to the Administrative Agent, for account of such Lender, all unpaid interest accrued to such day on the Term Loans that are the subject of the exchange; provided, however, no additional amounts shall be payable under Section 2.18(c) if such day is not the last day of an Interest Period.

2.4. [Reserved] .

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Interim Loans shall be applied by Borrower to fund the Acquisition (including refinancing or retiring on the Closing Date any existing debt and preferred stock of Borrower and its Subsidiaries) and all transaction costs, fees, commissions and expenses incurred in connection with the Acquisition. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Borrower hereby designates GSCP to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agree that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) one or more Loan Notes to evidence such Lender’s Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

provided that each Loan shall not bear interest for any day at a rate (excluding the effect of any increase in interest rate pursuant to Section 2.10) (i) less than 9.5% per annum or (ii) greater than 11.75% per annum.

(b) The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than two (2) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan, the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default under Section 8.1(a) or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (a) all amounts of all Interim Loans and other Obligations thereunder or related thereto not paid when due and (b) all amounts of all Term Loans shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. [Reserved].

2.13. Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1)  with respect to Base Rate Loans, Borrower may prepay any such Loans without penalty or premium on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, or, if less, the entire principal amount thereof then outstanding; and

(2)  with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans without penalty or premium (other than pursuant to Section 2.18(c)) on any Business Day in whole or in part in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount, or, if less, the entire principal amount thereof then outstanding.

(ii) All such prepayments shall be made:

(1)  upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)  upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

2.14. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Net Asset Sale Proceeds; provided, Borrower shall have the option, directly or through one or more of its Subsidiaries, in lieu of prepayment, to prepay, repay or repurchase Indebtedness under the Senior Secured Credit Facility within three Business Days of receipt thereof.

(b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds; provided, Borrower shall have the option, directly or through one or more of its Subsidiaries, in lieu of payment, (i) to prepay, repay or repurchase Indebtedness under the Senior Secured Credit Facility within twelve months (or, if the reinvestment period has been extended pursuant to clause (iii) below, eighteen months) of receipt thereof, (ii) so long as no Default under Sections 8.1(a), (f) and (g) or Event of Default shall have occurred and be continuing, to invest such Net Insurance/Condemnation Proceeds within twelve months of receipt thereof in other assets of the general type used or useful in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof or (iii) so long as no Default under Sections 8.1(a), (f) and (g) or Event of Default shall have occurred and be continuing, to commit to invest such Net Insurance/Condemnation Proceeds within such twelve-month period provided such Net Asset Sale Proceeds are actually reinvested within eighteen months of receipt thereof in other assets of the general type used or useful in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c) Issuance of Debt. On the first Business Day after the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence by Holdings or any of its Subsidiaries of (i) any Indebtedness not permitted to be incurred under this Agreement, or (ii) any Indebtedness permitted to be incurred under Section 6.1(q) of this Agreement (other than the Term Loans and the Exchange Notes, the incurrence of which shall not result in any mandatory prepayment so long as such Term Loans and Exchange Notes result in a commensurate reduction in the amount of the Loans as provided herein), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, subject, in the case of clause (i), to the required prior repayment of amounts under the Senior Secured Credit Facility.

(d) Issuance of Equity Securities. On the first Business Day after date of receipt by Holdings or Borrower of any proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or Borrower, Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that this clause (d) shall not apply to proceeds from any issuance and sale of Equity Interests (i) to any of, or a group of, the Sponsors, (ii) to directors, officers, employees or members of management of Holdings or any of its Subsidiaries pursuant to stock option plans, stock compensation plans, benefit plans, equity subscription plans or similar arrangements or agreements, (iii) used to exercise a “Cure Right” under the Senior Secured Credit Facility or any similar provision under any extensions, replacements or refinancings thereof within 15 days of receipt thereof or (iv) used for Acquisition Consideration or the payment of Indebtedness incurred in connection with a Permitted Acquisition within 60 days of receipt thereof.

(e) [Reserved].

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g) No Prepayment Premium or Penalties. Payments made by the Borrower pursuant to this Section 2.14 shall in no event include any prepayment premium, penalty or other similar fee.

2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of Loans pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(d) shall be applied to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(c) [Reserved].

(d) Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Borrower hereby authorizes Administrative Agent to charge Borrower’s account with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal and interest due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default under Sections 8.1(f) or (g) shall have occurred and not otherwise been waived or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or the Borrower does not repay the Loans on the Interim Loan Maturity Date or the Term Loan Maturity Date, as applicable, all payments, distributions (including distributions in any Insolvency or Liquidation Proceeding pursuant to a plan or otherwise) and all other amounts or property collected or received on account of any Obligation shall be applied in the following order of priority:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable));

(ii) second, to the Lenders, an amount equal to all Obligations owing to them in respect of the Loans on the date of any distribution, including any amounts in respect of post-petition interest in any Insolvency or Liquidation Proceeding (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable)); and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, giving effect to the provisions of Section 2.16(h), then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, giving effect to the provisions of Section 2.16(h), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Notwithstanding anything to the contrary contained herein, Borrower will not be required to compensate any Lender for any such increased costs or reduced return incurred by such Lender more than six (6) months prior to such Lender’s written request to Borrower for such compensation.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or Agent, franchise taxes imposed in lieu of net income taxes or any branch profits taxes imposed by the U.S. or any similar tax imposed by any Governmental Authority) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Refunds. If Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.20(d) shall not be construed to require the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. [Reserved].

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. [Reserved].

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document required to be delivered as of the Closing Date originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a satisfactory copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate (or the equivalent thereof) from the applicable Governmental Authority, if such a concept exists in such jurisdiction, of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Capitalization of Holdings and Borrower. On or before the Closing Date:

(i) Holdings shall have received gross proceeds from Sponsor and other co-investors and management of common equity contributions to be equal to an aggregate amount of not less than $372,000,000 and contributed such proceeds to the Borrower;

(ii) Borrower shall have entered into the Senior Secured Credit Facility in an aggregate amount of $575,000,000, consisting of $525,000,000 aggregate principal amount of Senior Secured Term Loans (all of which shall be borrowed on the Closing Date) and $50,000,000 aggregate principal amount of Revolving Commitments (under which no more than $10,000,000 of revolving borrowings exclusive of up to $15,000,000 of letters of credit (it being agreed that Borrower may cash collateralize or employ back to back letters of credit in respect of the Existing Letters of Credit) shall be made on the Closing Date); and

(iii) Borrower shall have entered into the Subordinated Unsecured Credit Facility in an aggregate amount of $120,000,000, consisting entirely of Subordinated Unsecured Interim Loans (all of which shall be borrowed on the Closing Date).

(d) Consummation of Transactions Contemplated by Related Agreements. (i) All conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement shall have been satisfied or waived (with the prior consent of the Administrative Agent and Syndication Agent if the Administrative Agent and Syndication Agent reasonably determine such waiver is materially adverse to the Lenders) and (ii) the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement.

(e) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder (or the cash collateralization thereof) or the issuance of letters of credit under the Senior Secured Credit Facility to support the obligations of Holdings and its Subsidiaries with respect thereto.

(f) Transaction Costs. Borrower shall have Transaction Costs (other than fees payable to any Agent and any “Agent” as defined under the Senior Secured Credit Facility and the Subordinated Unsecured Credit Facility, respectively) in the approximate amount of $60,000,000.

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements except where the failure to obtain such Governmental Authorizations or consents could not reasonably be expected to have a Material Adverse Effect, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.

(h) [Intentionally Omitted.]

(i) [Reserved]

(j) Financial Statements. Lenders shall have received from Holdings (i) the Historical Financial Statements and (ii) pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements.

(k) [Intentionally Omitted].

(l) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Schulte, Roth & Zabel LLP, special New York counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11.

(n) Solvency Certificate. On the Closing, Date Administrative Agent shall have received a Solvency Certificate from Borrower and the Guarantors, on a consolidated basis, in form, scope and substance satisfactory to Administrative Agent, and demonstrating that after giving effect to the consummation of the Acquisition and any rights of contribution, each of the Borrower and its Guarantors, on a consolidated basis are and will be Solvent.

(o) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) Closing Date. Lenders shall have made the Interim Loans to Borrower on or before August 15, 2007.

(q) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, impairs the financing of the Acquisition or affects any Credit Document, any Subordinated Unsecured Credit Document or any Senior Secured Credit Document, except that could not reasonably be expected to have a Material Adverse Effect.

(r) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.

(s) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(t) Representations and Warranties. The representations and warranties set forth in each of Sections 4.1, 4.3, 4.4(a)(ii), 4.6, 4.9, 4.17 and 4.18 shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(u) Patriot Act. At least 5 days prior to the Closing Date, the Agent shall have received from the Credit Parties all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(v) Advisory Agreement. Administrative Agent shall have received a duly executed copy of the Advisory Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(w) Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC. The Administrative Agent shall have received a duly executed copy of the Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC, which shall provide for GS Direct, L.L.C. to have the right to transfer up to thirty percent (30%) of its equity interests in VGG Holding LLC held by it on the Closing Date to one or more Persons upon the prior written consent of each of The Veritas Capital Fund III, L.P., AX Holding LLC, Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Annex Fund II, L.P., Golden Gate Capital Investment Fund II (AI), L.P., Golden Gate Capital Investment Annex Fund II (AI), L.P., Golden Gate Capital Associates II-QP, LLC, Golden Gate Capital Associates II-AI, LLC, CCG AV, LLC-series A, CCG AV, LLC-series C and CCG AV, LLC-series I.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) [Reserved];

(iii) as of such Credit Date (other than the Closing Date), the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(iv) as of such Credit Date (other than the Closing Date), no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document or other matter required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date (except if such representations and warranties pertain to an earlier date) that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition):

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. Each of the Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Acquisition.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; except in the case of clauses (i) and (iii), to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens permitted under the Credit Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any non-governmental Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as have been obtained or made and are in full force and effect or when the failure of which to be so made or delivered could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to, with respect to internally prepared financial statements, the absence of footnotes and changes resulting from audit and normal year-end adjustments.

4.8. Projections. On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9. No Material Adverse Change. Since June 30, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. [Intentionally Omitted.]

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and state income tax returns and all other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as set forth on Schedule 4.13 or otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each of Holdings’ and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each of Holdings’ and its Subsidiaries’ knowledge, no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. [Intentionally Omitted].

4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries owns any Margin Stock.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the knowledge of Holdings and Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened in writing involving Holdings or any of its Subsidiaries, and (c) to the knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except where noncompliance could not be reasonably likely to result in liability in excess of $10,000,000. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that is reasonably likely to result in liability in excess of $10,000,000. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, except where the failure of such representation to be true and correct could reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan and there has been no determination that any Pension Plan is in “at risk” status, except where the failure of such representation to be true and correct could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is less than $10,000,000. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan except where noncompliance could reasonably be expected to have a Material Adverse Effect.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable by Credit Parties with respect to the transactions contemplated by the Related Agreements, except as payable to the Agents and the Lenders and as set forth on Schedule 4.21.

4.22. Solvency. The Credit Parties, on a consolidated basis, are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23. Acquisition Agreement.

(a) Delivery. Holdings and Borrower have delivered to Administrative Agent a complete and correct copy of (i) the Acquisition Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of the Acquisition Agreement entered into after the date hereof.

(b) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Acquisition Agreement have been duly satisfied or waived (with the prior consent of the Administrative Agent if the Administrative Agent reasonably determines such waiver is materially adverse to the Lenders), and (ii) the Acquisition has been consummated in accordance with the Acquisition Agreement and all applicable laws.

4.24. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. The representations or warranties of the Credit Parties contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby concerning the Credit Parties or the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished by Credit Parties to Lenders for use in connection with the transactions contemplated hereby.

4.26. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27. Private Offering; Rule 144A Matters.

(a) Neither Borrower nor any Guarantor has issued or sold Loans, the instruments evidencing such Loans, or Exchange Notes to anyone other than the Lenders. No securities of the same class as the Loans, the instruments evidencing such Loans, or the Exchange Notes have been issued or sold by Borrower or any Guarantor within the six-month period immediately prior to the date hereof. Borrower and each Guarantor agrees that neither it, nor anyone acting on its behalf, will (i) offer the Loans, the instruments evidencing such Loans or the Exchange Notes so as to subject the making, issuance and/or sale of the Loans, the instruments evidencing such Loans or the Exchange Notes, to the registration or prospectus delivery requirements of the Securities Act or (ii) offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect to the same with, anyone if the issuance or sale of the Loans, the instruments evidencing such Loans, the Exchange Notes and any such securities would be integrated as a single offering for the purposes of the Securities Act, including without limitation, Regulation D thereunder, in such a manner as would require registration under the Securities Act thereof. Each Loan Note and (subject to the terms of the Exchange Note Indenture) each of the Exchange Notes shall have a legend setting forth the restrictions on the transferability thereof imposed by the Securities Act for so long as such restrictions apply.

(b) In the case of each offer, sale or issuance of the Loans or the Exchange Notes, no form of general solicitation or general advertising was or will be used by Borrower or any Guarantor or their representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; provided that no representation or warranty is made with respect to the conduct of the Lenders or their Affiliates (other than GS Direct, L.L.C., Holdings or any Subsidiary of Holdings).

(c) The Exchange Notes will be eligible for resale pursuant to Rule 144A under the Securities Act. When the Exchange Notes are issued, authenticated and delivered pursuant to the Exchange Note Indenture, they will not be of the same class (within the meaning of Rule 144A(d) (3) under the Securities Act) as any other security of Borrower or any Guarantor that is listed on a national securities exchange registered under Section 6 of the Exchange Act or that is quoted in a United States automated interdealer quotation system. Neither the issuance of the Exchange Notes nor the execution, delivery and performance of the Credit Documents and Related Agreements (other than the Registration Rights Agreement) will require the qualification of an indenture under the Trust Indenture Act.

4.28. Senior Debt and Designated Senior Debt. This Agreement, the Loans created hereunder and all present and future Obligations constitute (or will constitute, in the case of the Exchange Notes, if any) the “Senior Unsecured Credit Facility,” “Senior Debt” and “Designated Senior Debt” under and as such terms are defined in the Subordinated Unsecured Credit Facility and in the Subordinated Exchange Notes, if any. Without limiting the foregoing, all present and future Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” in each case as such terms are used in the Subordinated Unsecured Credit Facility and in the Subordinated Exchange Notes, if applicable.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification Obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent, (with sufficient copies for Lenders):

(a) Monthly Reports. So long as any Interim Loan or Subordinated Unsecured Interim Loan remains outstanding, as soon as available, and in any event within 45 days after the end of each month ending after the Closing Date, commencing with September 2007, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and, only to the extent any such financial statements are not required to be filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, a Financial Officer Certification, with respect thereto.

(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail (it being understood that the Form 10-Q filed with the Securities and Exchange Commission shall be acceptable), together with a Narrative Report and, only to the extent any such financial statements are not required to be filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, a Financial Officer Certification, with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail (it being understood that the Form 10-K filed with the Securities and Exchange Commission shall be acceptable), together with a Narrative Report and, only to the extent any such financial statements are not required to be filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, a Financial Officer Certification, with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) [RESERVED];

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such section had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for such financial statements in form and substance satisfactory to Administrative Agent upon the reasonable request of the Administrative Agent;

(f) Notice of Default. Promptly upon any Senior Officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any Senior Officer of Holdings or Borrower obtaining knowledge of the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, that if adversely determined could be reasonably expected to have a Material Adverse Effect;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than forty-five days after the beginning of each Fiscal Year, a consolidated financial forecast for such Fiscal Year (or portion thereof) (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year;

(j) Insurance Report. A certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent, as reasonably requested by the Administrative Agent, outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(k) Notice Regarding Material Contracts. Together with the delivery of the quarterly financial statements pursuant to Section 5.1(b) and the annual financial statements pursuant to Section 5.1(c), notice of (i) any Material Contract of Holdings or any of its Subsidiaries constituting in excess of 10% of total revenues of Holdings and its Subsidiaries on a consolidated basis that is terminated and (ii) any default under a Material Contract of Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, in each case, together with a written statement describing such event and an explanation of any actions being taken with respect thereto;

(l) [Reserved];

(m) [Intentionally Omitted];

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(o) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains only publicly available information with respect to Holdings and its Subsidiaries may be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains only publicly available information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Nonpublic Information with respect to Holdings, its Subsidiaries and their securities.  Notwithstanding the foregoing, the Borrower shall use commercially reasonably efforts to indicate whether any document or notice contains only publicly available information.

(p) Delivery of Information. Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.1(i) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents or provides a link thereto on Borrower’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Borrower’s behalf on the Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business; except in the case of clause (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, all subject to and in accordance with its usual custom and practice and provided that nothing herein shall be deemed to restrict any Credit Party or any of its Subsidiaries from carrying out alterations and improvements to, or changing the use of, any assets in the ordinary course of its business.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon prior reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested but so as not to interfere with the normal business and operations of Borrower; provided that notwithstanding anything to the contrary contained herein, (i) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Credit Parties, (ii) a representative of Borrower shall be given the opportunity to be present for any communication with the independent accountants and (iii) so long as no Event of Default shall be continuing, the Credit Parties shall not be obligated to pay for more than one such inspection per calendar year.

5.7. Lenders Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings’ or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(l) and any evidence of insurance. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

5.11. Other Agreements. Borrower shall comply with the terms of the Fee Letter and the Engagement Letter, in each case, as such agreement is in effect from time to time.

5.12. Interest Rate Protection. No later than sixty (60) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Holdings and its Subsidiaries outstanding at Closing Date is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors.

5.14. Miscellaneous Covenants. Unless otherwise consented to by Agents or Requisite Lenders:

(a) Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to its senior unsecured debt (it being understood that Borrower is under no obligation to maintain any particular level of rating issued by Moody’s or S&P).

(b) [RESERVED].

5.15. Merger. Borrower shall cause the Merger to occur immediately prior to the funding of Interim Loans on the Closing Date.

5.16. Exchange Note Indenture. Prior to the twelve-month anniversary of the Closing Date:

(a) The Borrower and the Administrative Agent shall negotiate, in good faith, an Exchange Note Indenture, containing the terms specified in Exhibit J hereto and otherwise in a form reasonably acceptable to the Administrative Agent and the Borrower. The Exchange Notes to be issued from time to time pursuant to Section 2.3 of this Agreement, shall be issued in the form set forth in or attached to the Exchange Note Indenture.

(b) The Borrower and each Subsidiary Guarantor shall execute and deliver the Exchange Note Indenture;

(c) The Borrower and each Subsidiary Guarantor shall provide to the Administrative Agent and the Exchange Note Trustee copies of resolutions of its Board of Directors approving the execution and delivery of the Exchange Note Indenture, the issuance of the Exchange Notes thereunder, and such related matters as are typically covered in similar transactions, together with a customary certificate of the secretary of the Borrower or such Subsidiary Guarantor certifying such resolutions;

(d) Borrower and the Administrative Agent shall negotiate, in good faith, a Registration Rights Agreement, containing the terms specified in Exhibit J hereto and otherwise in a form reasonably acceptable to the Administrative Agent and the Borrower;

(e) The Borrower and each Subsidiary Guarantor shall execute and deliver the Registration Rights Agreement;

(f) The Borrower and each Subsidiary Guarantor shall provide to the Lenders copies of resolutions of its Board of Directors approving the execution and delivery of the Registration Rights Agreement, together with a customary certificate of the secretary of the Borrower or such Subsidiary Guarantor certifying such resolutions; and

(g) The Borrower shall use commercially reasonable efforts to provide or cause to be provided, from time to time, such other documents, including but not limited to, corporate records, officer’s certificates, legal opinions, and all other documents customarily required in connection with the issuance of securities in similar transactions, as may be reasonably requested by the Administrative Agent;

provided that, if the Borrower and the Subsidiary Guarantors fail to execute and deliver the Exchange Note Indenture in accordance with the provisions of Section 5.16(a) and 5.16(b), respectively, prior to the twelve-month anniversary of the closing date, then Sections 5.16(a) and 5.16(b) shall be deemed satisfied if the Borrower and each Subsidiary Guarantor (i) execute an Exchange Note Indenture on the twelve-month anniversary of the Closing Date, which Exchange Note Indenture shall contain negative covenants which are substantially similar to those contained within this Agreement, and (ii) comply with the provisions of Sections 5.16(c), 5.16(d), 5.16(e), 5.16(f), and 5.16(g) no later than the twelve-month anniversary of the Closing Date.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification Obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) (i) Indebtedness of any Guarantor Subsidiary owing to Borrower or to any other Guarantor Subsidiary, or of Borrower to any Guarantor Subsidiary, (ii) Indebtedness of any Subsidiary of Borrower that is not a Guarantor owing to Holdings or Borrower or any Subsidiary of Borrower in aggregate principal amount that, together with Indebtedness under clause (ii) of Section 6.1(g), does not exceed at any time $10,000,000 in excess of the amount set forth on Schedule 6.1(b); and (iii) Indebtedness of Holdings or Borrower or any Guarantor Subsidiary owing to any Subsidiary of Holdings or the Borrower that is not a Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, (ii) all such Indebtedness payable by a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, so long as all payments of interest, principal and premium on such Indebtedness are made, when due, with the proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or the Borrower consummated after the Closing Date, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition) or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, letter of credit reimbursement obligations, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(g) (i) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary or (ii) guaranties of Indebtedness of any Subsidiary (other than a Guarantor Subsidiary as referred to in clause (i) above) not in excess of, together with Indebtedness under clause (ii) of Section 6.1(b), at any time $10,000,000 in excess of the amount set forth on Schedule 6.1(b), of Indebtedness of Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h) Indebtedness in connection with the repurchase otherwise permitted hereunder of equity issued to current or former employees, executives or directors of a Credit Party (including any promissory notes issued by a Credit Party to repurchase equity of employees, executives or directors of a Credit Party) in an amount not to exceed $2,300,000 in the aggregate at any time outstanding;

(i) Indebtedness in an amount not to exceed $20,000,000 in the aggregate at any time outstanding when aggregated with amounts under Section 6.1(m) consisting of subordinated Indebtedness of Borrower or any of its Subsidiaries issued to a seller in connection with a Permitted Acquisition and which is subordinated (in a manner customary for a seller note) in right of payment to the Obligations, so long as all payments of interest, principal and premium on such Indebtedness are made, when due, with the proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or the Borrower consummated after the Closing Date;

(j) the incurrence by any Foreign Subsidiary of Holdings of Indebtedness owing to Persons other than Holdings and any of its Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the sum of $23,000,000;

(k) any Indebtedness described in Schedule 6.1(a), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, (ii) refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and (iii) refinancings in an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided, such Indebtedness permitted under the immediately preceding clause (i), (ii) or (iii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, other than reasonable premiums or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such renewal, extension or refinancing or (C) be incurred, created or assumed if any Event of Default has occurred and is continuing or would result therefrom;

(l) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $11,500,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;

(m) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $20,000,000 at any one time outstanding (when aggregated with amounts under Section 6.1(i)), provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced; provided further, that in each case, all payments of interest, principal and premium on such Indebtedness are made, when due, with the proceeds from capital contribution to, or the issuance of any Equity Interests of, Holdings or the Borrower consummated after the Closing Date;

(n) other unsecured Indebtedness of Holdings, the Borrower and/or its Subsidiaries or other subordinated Indebtedness (not including any other amounts permitted under this Section 6.1) in an aggregate amount not to exceed at any time $5,000,000;

(o) Indebtedness under Hedge Agreements;

(p) the incurrence by the Borrower or any Guarantor of secured Indebtedness and letters of credit, guarantees and other obligations under the Senior Secured Credit Facility and extensions, refinancings or replacements thereof in an aggregate principal amount at any one time outstanding under this clause (p) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) not to exceed the sum of (i) $575,000,000, (ii) the Incremental Amount and (iii) the amount of any fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding Indebtedness and letters of credit incurred under such Senior Secured Credit Facility pursuant to this clause (p), less the sum of the amount of Net Asset Sale Proceeds and the amount of Net Insurance/Condemnation Proceeds that are applied to repay Indebtedness incurred pursuant to this clause (p) to the extent that such repayment results in a permanent commitment reduction thereunder;

(q) the incurrence by the Borrower (and guarantees thereof by the Guarantors) of Indebtedness that extends, refinances or replaces all or any portion of (x) the Loans and related Obligations and (y) the Exchange Notes (including, without limitation, (A) in the case of the Interim Loans, the Term Loans and (B) in the case of the Term Loans, the Exchange Notes) or extensions, refinancings or replacements thereof; provided that, unless all amounts under the Loans and related Obligations are being refinanced or replaced with the proceeds of such Indebtedness, (i) the average life to maturity of such Indebtedness shall be greater than or equal to that of the Indebtedness being extended, refinanced or replaced, (ii) the aggregate principal amount of such Indebtedness shall not exceed the sum of (1) the principal amount of the Indebtedness being extended, refinanced or replaced, (2) an amount equal to the accrued but unpaid interest on the Indebtedness being extended, refinanced or replaced and (3) any premium or other amount paid, and fees and expenses reasonably incurred, in connection with such extension, refinancing or replacement and (iii) such Indebtedness shall not include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced; and

(r) the incurrence by the Borrower (and guarantees thereof by the Guarantors) of the Subordinated Unsecured Interim Loans and Indebtedness that extends, refinances or replaces all or any portion of the Subordinated Unsecured Interim Loans (including, without limitation, the Subordinated Unsecured Term Loans and the Subordinated Exchange Notes) or extensions, refinancings or replacements thereof; provided that (i) the average life to maturity of such Indebtedness shall be greater than or equal to that of the Indebtedness being extended, refinanced or replaced, (ii) the aggregate principal amount of such Indebtedness shall not exceed the sum of (1) the principal amount of the Indebtedness being extended, refinanced or replaced, (2) an amount equal to the accrued but unpaid interest on the Indebtedness being extended, refinanced or replaced and (3) any premium or other amount paid, and fees and expenses reasonably incurred, in connection with such extension, refinancing or replacement, (iii) such Indebtedness shall not include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced and (iv) such Indebtedness is subordinated in right of payment to the Loans and related Obligations on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being extended, refinanced or replaced.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.1 (other than clause (p)), Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item.

The Borrower will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of the Borrower unless such Indebtedness is expressly subordinated in right of payment to the Loans to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower; provided that this sentence shall not apply to Indebtedness incurred pursuant to clause (p) of this Section 6.1. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of such Guarantor unless such Indebtedness is expressly subordinated in right of payment to such Guarantor's Guaranty to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower; provided that this sentence shall not apply to any Guarantor’s guarantee of Indebtedness incurred by the Borrower pursuant to clause (p) of this Section 6.1. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness of the Borrower or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under the intellectual property laws, rules or procedures, except:

(a) Liens securing Indebtedness and other obligations, including fees, costs and premiums incurred pursuant to clause 6.1(p) and any refinancings thereof and Hedge Agreements equally and ratably secured by the collateral securing such Indebtedness;

(b) Liens for Taxes that are not yet required to be paid pursuant to Section 5.3 and Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory and contractual Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, suppliers, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate or personal property permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities or freight handlers or forwarders arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses and sublicenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l) Liens described in Schedule 6.2 or disclosed on a title report; and

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(l); provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such Indebtedness and substitutions and replacements thereof and accessions and attachments thereto and extensions, renewals, replacements of such Liens, provided that any extension renewal or replacement is no more restrictive in any material respect than the Liens so extended, renewed or replaced and does not extend to any additional property or asset;

(n) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

(o) customary rights of set off, bankers’ lien, refund or charge back under deposit agreements, the UCC or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(p) Liens to secure Indebtedness permitted by Section 6.1(j); provided that such Liens shall be limited solely to the assets of the Foreign Subsidiary obligated with respect to such Indebtedness;

(q) Liens in favor of Holdings or any Subsidiary;

(r) [RESERVED];

(s) Liens securing Indebtedness from extensions, renewals or replacements, in whole or in part, of any Lien described in this Section 6.2; provided that any such extension, renewals or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(t) Customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements;

(u) other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(v) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances, provided that such Liens attach only to the documents, goods covered thereby and proceeds thereof, and are subordinated to the Obligations;

(w) Liens in connection with cash collateral, if any, securing Existing Letters of Credit provided in connection with closing the transactions contemplated hereby; and

(x) Liens on cash collateral not in excess of $2,000,000 to be pledged to Bank of America, N.A. on the Closing Date to secure obligations of the Credit Parties owing to Bank of America, N.A. from time to time, in respect of overdrafts and related liabilities arising from treasury, depositary and cash management services, including in connection with automated clearing house transfers and other similar transactions.

6.3. [RESERVED].

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) Borrower may make (i) regularly scheduled payments of interest in respect of any subordinated Indebtedness permitted hereby in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such subordinated Indebtedness was issued and (ii) so long as no Default shall have occurred and be continuing, a payment on the Subordinated Unsecured Indebtedness in an amount equal to the amount required under Section 2.8(h) of the Subordinated Unsecured Credit Facility or any equivalent provision in any refinancing thereof permitted by this Agreement;

(b) Borrower may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $862,500 in any Fiscal Year, to the extent necessary to permit Holdings or its parent entity to pay general administrative costs and expenses and out-of-pocket legal, accounting and filing and other general corporate overhead costs of Holdings or its parent entity actually incurred by Holdings or its parent entity and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries and to pay franchise taxes and other fees required to maintain its existence, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(c) Borrower may pay, or make Restricted Junior Payments to Holdings to pay (and Holdings may pay), management and transaction fees and expenses to Sponsor or Affiliates of Sponsor consistent with Section 6.11;

(d) any Credit Party (other than Holdings) may make Restricted Junior Payments to any other Credit Party (other than Holdings);

(e) any Subsidiary of Borrower that is not a Credit Party may make Restricted Junior Payments to (i) any Credit Party, and (ii) any Subsidiary of Borrower that is not a Credit Party;

(f) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Borrower or any of its Subsidiaries held by any current or former officer, director, consultant or employee of Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse, or family member (or pay principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) and may make Restricted Junior Payments to Holdings utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings held by any current or former officer, director, employee or consultant of Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse, or family member (or for the payment of principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,150,000 in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the succeeding calendar year subject to a maximum carry-over amount of $1,150,000 in any calendar year); provided further, that Borrower may repurchase Equity Interests of Leonard Borow for Cash equal to the amount of his contribution to an Affiliate of Borrower as of the date hereof if Leonard Borow fails to make specified payments pursuant to the employment agreement between Leonard Borow and Borrower or if Leonard Borow’s employment is terminated by Borrower pursuant to such employment agreement; provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests of Borrower and, to the extent contributed to Borrower as common equity capital, Equity Interests of any of Borrower’s direct or indirect parent entities, in each case to members of management, directors or consultants of Borrower, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Closing Date, plus

(ii) the cash proceeds of key person life insurance policies, if any, received by Borrower and its Subsidiaries after the Closing Date.

(g) Borrower and its Subsidiaries may redeem or repurchase Equity Interests in exchange for Equity Interests or with the proceeds of a substantially contemporaneous sale of Equity Interests, or a substantially contemporaneous receipt of a capital contribution;

(h) Borrower and its Subsidiaries may repay, repurchase, redeem or otherwise acquire for value any subordinated Indebtedness (including any Subordinated Unsecured Indebtedness) with the proceeds of Indebtedness permitted by Section 6.1(l), (n) or (r) or with the proceeds of a substantially contemporaneous sale of Equity Interests, or a substantially contemporaneous receipt of a capital contribution; and

(i) the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary that is held by any Person that is not an Affiliate of Borrower to the extent required by applicable laws, rules or regulations; provided that the amount of any such redemptions, repurchases or other acquisitions shall not exceed $5,750,000 during the term of this Agreement.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) existing under this Agreement, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(l) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, asset or stock sale agreement, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (v) described on Schedule 6.5, (vi) in the Senior Secured Credit Documents or the Subordinated Unsecured Credit Documents as in effect on the Closing Date or as modified in accordance with this Agreement and any substantially identical provisions in agreements refinancing the Senior Secured Credit Documents or the Subordinated Unsecured Credit Documents as permitted hereunder, (vii) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the Foreign Subsidiary obligated on such Indebtedness, (viii) in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Equity Interest of a Person other than on a pro rata basis, (ix) in any instrument governing Indebtedness or Equity Interests of a Person acquired by Holdings or one of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred or issued in connection with or in contemplation of such acquisition), so long as the encumbrance or restriction thereunder is not applicable to any Person, or the properties or assets of any Person, other than the Person or property or assets of the Person so acquired, (x) arising under applicable laws, rules, regulations or orders, (xi) in the Exchange Note Indenture and Subordinated Exchange Note Indenture upon their respective execution and the Exchange Notes and Subordinated Exchange Notes upon their respective issuance, (xii) in any debt securities issued pursuant to the Fee Letter and the Engagement Letter, and (xiii) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the board of directors of Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents and, in the case of any Subsidiary of Holdings organized or operating in any country that is a member of the Organization for Cooperation and Economic Development, Foreign Cash Equivalents with respect to such country;

(b) (i) Investments owned as of the Closing Date in any Subsidiary and (ii) Investments made after the Closing Date in the Borrower and any wholly owned Guarantor Subsidiary;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans and other Indebtedness to the extent permitted under Section 6.1;

(e) Consolidated Capital Expenditures with respect to Borrower and the Guarantors;

(f) Permitted Acquisitions permitted pursuant to Section 6.8;

(g) Investments described in Schedule 6.6 and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(h) extensions of credit to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP;

(i) Investments constituting non-Cash consideration received by Borrower or any of its Subsidiaries in connection with permitted Asset Sales and other sales and dispositions permitted under Section 6.8;

(j) Investments under Hedge Agreements to the extent permitted under Section 6.1;

(k) loans, guarantees of loans, advance, and other extensions of credit to current and former officers, directors, employees, and consultants of Holdings, a Subsidiary of Holdings, or a direct or indirect parent of Holdings for the purpose of permitting such Persons to purchase Equity Interests of Borrower, Holdings or any direct or indirect parent of Holdings, not to exceed $3,000,000 in aggregate outstanding at any time;

(l) Investments resulting from a Permitted Acquisition, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(m) Investments in Joint Ventures engaged in a business conducted by Borrower and its Subsidiaries and having an aggregate value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (m) since the Closing Date, in an aggregate amount not to exceed at any time $11,500,000; provided that with respect to any such Joint Venture that is not domiciled in the United States, such Joint Venture shall be organized or operating in any country that is a member of the Organization for Cooperation and Economic Development;

(n) other Investments by Credit Parties in Subsidiaries (other than wholly owned Guarantors) in an aggregate amount not to exceed at any time $11,500,000;

(o) Investments made by non-Guarantor Subsidiaries (other than the Borrower) in other non-Guarantor Subsidiaries (other than the Borrower);

(p) Investments in deposit accounts opened in the ordinary course of business to the extent that such deposit accounts are in compliance with the provisions of the Credit Documents;

(q) Investments consisting of proceeds of equity issuances;

(r) Investments in variable rate bonds having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s, which are tied to short term interest rates that are reset through an auction process that occurs no less frequently than once every 45 days; and

(s) other Investments to the extent not included above in an amount not to exceed $5,750,000 (measured at the time of such Investment, or, if lower, the market value of such Investment).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. [Reserved].

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and any Subsidiary of Holdings which is not a Guarantor Subsidiary may be merged with or into any wholly-owned Subsidiary which is not a Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to any wholly-owned Subsidiary which is not a Guarantor Subsidiary;

(b) sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales;

(c) (v) Asset Sales (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) the proceeds of which (i) are (other than as set forth in clauses (w), (x) and (y)), less than $11,500,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $23,000,000; (w) the Potential Radar Sale; (x) the Potential ATS Sale; (y) the Potential Wireless Sale; and (z) sale and lease-back transactions permitted pursuant to Section 6.10; provided, in the case of clauses (v), (w), (x) and (y) of this Section 6.8(c), (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a); provided further, that, (I) solely in the case of clause (x), the Total Leverage Ratio of Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter (which for the first Fiscal Quarter ending after the Closing Date, shall be the first full quarter thereafter rather than a stub period), is less than 6:00:1.00, calculated on a pro forma basis after giving effect to such sale and the application of the Net Asset Sale Proceeds therefrom as required or permitted hereunder and (II) solely in the case of clause (y), the Total Leverage Ratio of Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter (which for the first quarter after the Closing Date, shall be the first full quarter thereafter rather than a stub period), calculated on a pro forma basis after giving effect to such sale and the application of the Net Asset Sale Proceeds therefrom as permitted or required hereby, is no higher than the Total Leverage Ratio of Borrower and its Subsidiaries as of such date, calculated giving effect to such sale and the application of such Net Asset Sale Proceeds;

(d) disposals of obsolete, worn out, condemned or surplus property;

(e) Permitted Acquisitions (including with respect to acquisition targets not domiciled within the United States solely to the extent such entity is organized or operating in any country that is a member of the Organization for Cooperation and Economic Development), the Acquisition Consideration for which constitutes (i) less than $20,000,000 in the aggregate in any Fiscal Year, and (ii) less than $100,000,000 in the aggregate from the Closing Date to the date of determination; plus the value of any equity or proceeds of equity issued in connection therewith; provided that no proceeds from the incurrence of Indebtedness (other than Indebtedness permitted under Section 6.1(c), (i) or (m) hereof) shall be used for Acquisition Consideration;

(f) Investments made in accordance with Section 6.6;

(g) the lapse of registered immaterial intellectual property of Holdings or any of its Subsidiaries that is no longer useful;

(h) the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice; and

(i) the termination, surrender or sublease of a real estate lease of Holdings or any of its Subsidiaries in the ordinary course of business.

6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8 and except for Permitted Liens, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed) having a fair market value in excess of $30,000,000 in the aggregate for all such property subject to any lease described in this Section, whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) Restricted Junior Payments permitted pursuant to Section 6.4 and transactions described in Schedule 6.11; (e) (i) so long as no Default under Sections 8.1(a), (f) or (g) or any Event of Default has occurred and is continuing, payment of management fees and transaction fees to Sponsor and its Affiliates as set forth in the Advisory Agreement; provided that upon the occurrence and during the continuance of such a Default or an Event of Default, such advisory fees, management fees and transaction fees may accrue until payment is permitted upon cure or waiver of such Default or Event of Default and (ii) reimbursement of reasonable expenses (including indemnification obligations) actually incurred by Sponsor and its Affiliates, as set forth in the Advisory Agreement; (f) any transactions contemplated by and effected in connection with the transactions contemplated hereby, including the payment of reasonable fees and expenses related thereto; or (g) the existence of, and the performance by any Credit Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders, as in effect on the Closing Date.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Administrative Agent.

6.13. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interest of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons (except that Holdings may merge with and into the Borrower).

6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or of its material rights under any Related Agreement after the Closing Date, if the effect of such amendment, restatement, supplement, modification or waiver (i) of any of its Organizational Documents would be adverse to any Credit Party or the Lenders, or (ii) with respect to any Related Agreement, would (a) decrease the average life to maturity thereof, (b) except as provided in Section 6.1 and Section 6.4, with regard to the Subordinated Unsecured Credit Documents, alter the repayment or prepayment provisions or the price or terms at which the Borrower is required to repay or prepay any Subordinated Unsecured Indebtedness or (c) amend the provisions of Article 11 of the Subordinated Unsecured Credit Facility (which relate to subordination), in each case, without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15. Amendments with Respect to the Advisory Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Advisory Agreement or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of any obligor thereunder or which would be materially adverse to the Lenders without the prior written consent of the Administrative Agent.

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from June 30.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantors (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantors’ liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantors’ covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantors’ liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantors’ liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with their terms; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) in accordance with their terms release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantors against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantors shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantors as obligors in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantors (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantors or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantors including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantors from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantors or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantors (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantors, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantors. If any amount shall be paid to any Guarantors on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantors now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantors or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantors regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantors its assessment, or any Guarantors’ assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantors. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantors or by any defense which Borrower or any other Guarantors may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantors. If all of the Equity Interests of any Guarantors or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $11,500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that, in the case of each of clauses (i) and (ii) hereof, if such Indebtedness consists of Indebtedness under the Senior Secured Credit Documents or the Subordinated Unsecured Credit Documents, such failure, breach or default:

(A) is caused by a failure to make any payment when due at the final maturity of such Indebtedness, or

(B) results in the acceleration of such Indebtedness prior to its express maturity; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(f), Section 5.2(i) or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given to any Agent or Lender by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings shall make any assignment for the benefit of creditors; or (ii) Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or Significant Subsidiary of Holdings or any group of Subsidiaries constituting a Significant Subsidiary of Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in the aggregate in excess of $11,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five Business Days prior to the date of any proposed sale thereunder); or

(i) [Intentionally Omitted];

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings or any of its Subsidiaries in excess of $5,750,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA in excess of $11,500,000; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantors shall repudiate their obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent indemnification obligations) in accordance with the terms hereof) or shall be declared null and void, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

8.2.  [Reserved].

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSCP to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent, shall have no obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Interim Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent .

(a) Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums, Securities, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Guaranty.

(a) Agents under Guaranty. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty. Subject to Section 10.5, without further written consent or authorization from any Lender, Administrative Agent may execute any documents or instruments necessary to release any Guarantors from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower and Administrative Agent hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Lender in accordance with the terms hereof.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction, of Administrative Agent.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one counsel, one special counsel, local counsel in each applicable jurisdiction and one additional counsel for each affected Person in the case of an actual or potential conflict of interest, to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, of that Indemnitee or its directors, officers, affiliates or employees. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Administrative Agent and each Lender agree to promptly to notify Borrower after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set off and application.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Except as provided in Section 5.10, subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Loan Note; provided that only the consent of the Requisite Lenders will be required for a waiver of any Conversion Default or any of the conditions set forth in Section 2.2;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) [Reserved]

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or“Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or“Pro Rata Share” on substantially the same basis as the Commitments and the Interim Loan are included on the Closing Date;

(ix) release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) [Reserved];

(ii) [Reserved];

(iii) amend Section 2.16(h) or alter the required application of any repayments or prepayments pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Loan Exposure of all Lenders; provided, Requisite Lenders may waive, in whole or in part, any prepayment;

(iv) [Reserved];

(v) [Reserved]; or

(vi) amend, modify, terminate or waive any provision of Section 2.16(h) or Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any GSCP Affiliate, upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any other Person meeting the criteria of clauses (i) or (ii) of the definition of the term of “Eligible Assignee” which has been consented to by each of Borrower and Administrative Agent (which consents may be unreasonably withheld or delayed); provided further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Loan Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Loan Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3, 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3, 9.5 and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent, and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Integration. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. With the exception of the Engagement Letter, the Fee Letter and the indemnification (to the extent not separately covered by Section 10.3), confidentiality, jurisdiction, governing law, waiver of jury trial and the syndication provisions contained in the Commitment Letter that shall remain in full force and effect with respect to matters covered by the Commitment Letter, the Borrower’s and the Lenders’ and their respective Affiliates’ obligations under the Commitment Letter shall terminate and be superseded (and Borrower, the Lenders and their respective Affiliates shall be released from all liability in connection with such terminated and superseded obligations under such Commitment Letter) by the Credit Documents (together with any other documents, instruments or agreements executed and delivered in connection therewith). In the event that any provision of any Exhibit to this Agreement is deemed to conflict with this Agreement, the provisions of this Agreement shall control.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AX ACQUISITION CORP.
AX HOLDING CORP.

By:
Name:
Title:

AEROFLEX INCORPORATED

By:	/s/ John Adamovich
Name: John Adamovich
Title: Senior Vice President, Chief Financial Officer

AEROFLEX / INMET, INC.

By:	/s/ Charles Badlato
Name: Charles Badlato
Title: Treasurer, Assistant Secretary

AEROFLEX / KDI, INC.,
AEROFLEX / METELICS, INC.,
AEROFLEX / WEINSCHEL, INC.,
AEROFLEX BLOOMINGDALE, INC.
AEROFLEX COLORADO SPRINGS, INC.,
AEROFLEX INCORPORATED,
AEROFLEX MICROELECTRONIC SOLUTIONS, INC.,
AEROFLEX PLAINVIEW, INC.,
AEROFLEX POWELL, INC.,
AEROFLEX SYSTEMS CORP.,
AEROFLEX WICHITA, INC.,
AIF CORP.,
IFR FINANCE, INC.,
IFR SYSTEMS, INC.,
MCE ASIA, INC.,
MICRO-METRICS, INC.

By:	/s/ John Adamovich
Name: John Adamovich
Title:

Exchangeable Senior Unsecured
Credit and Guaranty Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Sole Lead Arranger, Sole Bookrunner, Syndication Agent and a Lender

By:
Authorized Signatory

____________________
as a Lender

By:
Name:
Title:

Exchangeable Senior Unsecured
Credit and Guaranty Agreement

APPENDIX A
TO EXCHANGEABLE SENIOR UNSECURED
CREDIT AND GUARANTY AGREEMENT

Commitment

Lender	Commitment		Pro Rata Share
Goldman Sachs Credit Partners L.P.	$	___,___,___.__	__._	%
	$	___,___,___.__	__._	%
	$	___,___,___.__	__._	%
Total		$225,000,000.00	100%

APPENDIX A

APPENDIX B
TO EXCHANGEABLE SENIOR UNSECURED
CREDIT AND GUARANTY AGREEMENT

Notice Addresses

AX ACQUISITION CORP.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention: Mr. Hugh Evans
Facsimile:

AX HOLDING CORP.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention: Mr. Hugh Evans
Facsimile:

[NAME OF SUBSIDIARY]

Attention:
Facsimile:

in each case, with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Benjamin Polk, Esq.
Facsimile: 212-593-5955

APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,
Lead Arranger and Syndication Agent’s Principal Office and as a Lender:

Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention:  Pedro Ramirez
Telecopier:  (212) 357-4597
Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:

Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York  10004
Attention:  Elizabeth Fischer
Telecopier:  (212) 902-3000

APPENDIX B-2

[GOLDMAN SACHS CREDIT PARTNERS L.P.],
as Administrative Agent and a Lender

Principal Office:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

APPENDIX B-3